Exhibit B

BIT MINING LIMITED

2021 SHARE INCENTIVE PLAN

NOTICE OF RESTRICTED SHARE UNIT GRANT

Capitalized terms used but not otherwise defined in this Notice of Restricted Share Unit Grant (the “Notice of Grant”) shall have the respective meanings ascribed to them in the BIT Mining Limited 2021 Share Incentive Plan (the “Plan”) and the Restricted Share Unit Award Agreement to which this Notice of Grant relates (the “Award Agreement”). This Notice of Grant shall form a part of, and be deemed incorporated into, the Award Agreement.

Name of Participant: [Name]

We are pleased to inform you that BIT Mining Limited (the “Company”) has decided to grant you the number of Restricted Share Units (“RSUs”) over class A ordinary shares of the Company, par value US$0.00005 (each a “Share”, and collectively, the “Shares”) pursuant to the Plan, as follows:

Grant Date: [Date]

Vesting Date: [Date]

Par Value Per Share: US$0.00005

Total Number of RSUs Granted: __________Class A Ordinary Shares, represented by _________ ADSs

Term and Expiration

In no event shall the Shares subject to the RSUs be delivered after the earlier of:

(a)	Ten (10) years from the Grant Date set forth above, or
(b)	the termination of your Employment.

By signing below, you represent that you have read this Notice of Grant, the Award Agreement and the Plan and agree to the terms and conditions set forth herein and therein effective as of the Grant Date set forth above and you agree that you accept as binding, conclusive and final all decisions, determinations and interpretations of the Administrator with respect to any matter arising under this Notice of Grant, the Award Agreement and the Plan.

PARTICIPANT	BIT Mining Limited

By:
[Name]		Name:
Signature		Title:

BIT MINING LIMITED

2021 SHARE INCENTIVE PLAN

RESTRICTED SHARE UNIT AWARD AGREEMENT

This Restricted Share Unit Award Agreement (this “Award Agreement”) sets forth the terms and conditions of the restricted share units (each a “RSU”, and collectively, “RSUs”) granted to you by BIT Mining Limited (the “Company”) covering such number of Class A ordinary shares of the Company, par value US$0.00005 (each a “Share”, and collectively, the “Shares”) as set forth in the Notice of Restricted Share Unit Grant (the “Notice of Grant”) pursuant to the BIT Mining Limited 2021 Share Incentive Plan (the “Plan”), which is incorporated herein by reference. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan. In the event of any conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan shall prevail.

1.	Right to Receive Shares
(a)	Subject to the terms of the Notice of Grant, this Award Agreement and the Plan, each RSU gives you the right to receive:
(i)	a Share following the date such RSU vests pursuant to the Notice of Grant, or
(ii)	payment in cash or other property equal to the Fair Market Value of a Share underlying the RSU in lieu of such Share; provided, that payment in cash or other property in lieu of the Share shall not be made earlier than the time such Share is deliverable pursuant to the terms of this Award Agreement.
(b)	Unless and until the Shares underlying the RSUs are actually issued to you upon vesting of the RSUs in accordance with this Award Agreement and the Plan, you shall not by reason of being granted the RSUs be deemed to be a shareholder of the Company or to have any other rights to the Shares which are subject to the RSUs, except as otherwise set forth in this Award Agreement. Accordingly, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares underlying the RSUs, notwithstanding the vesting of the RSUs, until the issuance of the Shares (as evidenced by the appropriate entry on the register of members of the Company or upon the records of a duly authorized transfer agent of the Company).
2.	Vesting
(a)	Subject to Sections 2(b), 4 and 5 below, the relevant portion of the RSUs shall vest on the relevant vesting dates as set forth in the Notice of Grant; provided, that your Employment remains effective since the Grant Date.

(b)	If you shall take any leave (whether due to sickness or any other personal reason), other than any paid annual leave permitted under Applicable Law or under your employment or service agreement with a Group Member during your Employment, (x) for a duration equal to or longer than 180 days cumulatively during the two (2) year period commencing from the Grant Date (as may be extended pursuant to this Section 2(b)), or (y) for a duration equal to or longer than ninety (90) days cumulatively during the one (1) year period following (aa) the First Vesting Date and (bb) the first anniversary of the First Vesting Date (each as may be extended pursuant to this Section 2(b)), then the Administrator shall have the discretion to postpone the vesting of any unvested portion of the RSUs by the number of calendar days equal to:
(i)	the number of days of such leave taken by you which exceeds the lesser of:
(A)	the number of days of paid annual leave permitted under Applicable Law, and
(B)	the number of days of paid annual leave permitted under your employment agreement or service agreement with a Group Member during your Employment), or
(ii)	such shorter period as the Administrator may in its absolute discretion consider appropriate having regard to the relevant circumstances.
3.	Payment of Tax
(a)	By signing this Award Agreement, you agree that, if the Company determines that it or any other Group Member may be obligated under Applicable Law to withhold any income, employment or other taxes, levies, stamp duties or charges (collectively, “Tax”) on your behalf in connection with the vesting of the RSUs or the sale of the underlying Shares, then the Company may in its sole discretion require you to pay Tax in any one or several of the following ways:
(i)	by payment to an account designated by the Company of an amount equal to the aggregate amount of Tax in full in cash within the period as specified by the Company from time to time;
(ii)	by withholding or repurchase by the Company or any other Group Member from you the number of Shares otherwise deliverable upon vesting of the RSUs having a Fair Market Value equal to the aggregate amount of Tax (the “Tax Equivalent Shares”) without any compensation whatsoever to you;
(iii)	by applying, or procuring the Group Member with whom your Employment is maintained (the “Tax Withholding Group Member”) to apply, such amount of your salary and/or termination payment from the Tax Withholding Group Member equal to the Tax payable by you toward payment of such Tax; or
(iv)	by directing the broker to sell a number of American Depositary Shares (“ADSs”) (or if applicable, American Depositary Receipts (“ADRs”)) deposited in your brokerage account having a Fair Market Value that is sufficient to cover the aggregate amount of Tax plus any brokerage fees that may be charged by the broker and to remit the proceeds of such sale in amount equal to the aggregate amount of Tax to the Company or the Tax Withholding Group Member, as applicable.

(b)	The Company shall be entitled to demand payment (and withhold from salary or other compensation payable) of additional Tax or to repurchase additional Tax Equivalent Shares if so required by subsequent amendments to Applicable Laws and/or as requested by the relevant tax authorities. The Company in its sole discretion shall be entitled to demand payment and withhold from salary or other compensation for any penalties and/or interest charged by any taxing authority for late payment of any Taxes.
4.	Issuance and Delivery of Shares
(a)	Subject to Section 4(b) below, upon payment in full of the following within the period as specified by the Company from time to time:
(i)	the Tax (as may be reduced upon application of Sections 3(a)(ii) or (iii) above), and
(ii)	other regulatory or third party levies, fees or charges payable in connection with the vesting of the RSUs and the issuance of the Shares as may be determined by the Administrator in its discretion from time to time, the Company will, within a reasonable period of time and not later than sixty (60) days following the applicable vesting date, allot and cause such Shares (as may be reduced upon application of Section 3(a)(ii) above) to be issued in your name on the Company’s register of members as fully paid; provided, that the Company may, in the sole discretion of the Administrator, arrange for the conversion of such Shares into ADSs representing an equal amount of such Shares. If so converted, the Company will deposit the Shares with a banking institution selected by the Company, which will act as the depositary for ADSs. At that time, the bank will issue ADSs, or if applicable, ADRs to evidence the ADSs, to the broker appointed by the Company to carry out the settlement of the RSUs. Each ADR is a certificate that evidences a specific number of ADSs.

(b)	The Company may, in the sole discretion of the Administrator, settle in cash or other property having a Fair Market Value equal to that of the relevant Shares in lieu of issuing such Shares to you.
(c)	Notwithstanding anything herein to the contrary, the Company may postpone the issuance of the Shares or payment in cash or other property equal to the Fair Market Value of the relevant Shares in lieu of such Shares until it is satisfied that the issuance of such Shares or payment in lieu of such Shares will not violate any Applicable Law.
(d)	The actual issuance of the Shares underlying the RSUs shall be subject to the terms and conditions as the Company may establish from time to time in order to comply with Applicable Law.

5.	Termination
(a)	If your Employment with the Company is terminated for any reason, including but not limited to, death or “Disability”, all of the RSUs, whether vested or unvested, shall be cancelled as of the date of the termination of your Employment, and the Company shall have the right to:
(i)	repurchase some or all of the Shares underlying the RSUs which have been issued to you or your transferee for no consideration;
(ii)	require you to pay the Company any and all payment in cash or other property in lieu of the Shares underlying the RSUs which you have received from the Company.

For the avoidance of doubt, no Tax or charge paid by you in connection with (x) the grant or vesting of the RSUs, (y) the issuance or delivery of the Shares underlying the RSUs or payment in lieu of the Shares, or (z) the sale or transfer of the Shares underlying the RSUs shall be refunded to you in the event of cancellation of the RSUs pursuant to this Section, repurchase of the Shares underlying the RSUs, or payment by you to the Company of any and all payment in cash or other property in lieu of the Shares you have received from the Company, upon the termination of your Employment.

6.	No Issuance of RSU Certificate

No certificate(s) will be issued in respect of the RSUs awarded under this Award Agreement. The RSUs awarded under this Award Agreement shall be in book-entry form.

7.	Repurchase Option
(a)	If your Termination is terminated for any reason other than for Cause, including without limitation for death or Disability, the Company or its assignee(s) shall have the right and option to purchase from you or in the event of your death or incapacity, your personal representative, as the case may be, at the Fair Market Value per Share on the date of the notice from the Company to you with respect to the Company’s election to exercise its repurchase option pursuant to this Section 7, all of the Shares you acquired upon settlement of the RSUs and held by you as of the date of such termination (the “Repurchase Option”). For the avoidance of doubt, the Repurchase Option rests solely with the Company and its assignee(s). Neither you nor any holder of the Shares underlying the RSU award hereunder shall have any right to request the Company or its assignee(s), as the case may be, to repurchase such Shares.
(b)	The Company or its assignee(s), as the case may be, may exercise its Repurchase Option by delivering personally or by registered mail, to you (or your transferee or legal representative, as the case may be), within twelve (12) months of the termination of your Employment, a notice in writing indicating the intention of the Company or its assignee(s), as the case may be, to exercise the Repurchase Option and setting forth a date for closing not later than thirty (30) days from the date on which such notice is dispatched.

(c)	The closing of the purchase of the Shares shall take place at the Company’s office or such other place as the Company may determine from time to time. At closing, you shall deliver the certificate or certificates evidencing the Shares, if issued, and the Company or its assignee(s), as the case may be, shall deliver the purchase price therefor; provided, that the closing of purchase of the Shares by the Company and/or its designee(s) may be consummated absent the delivery of certificate or certificate(s) evidencing the Shares at closing. At its option, the Company or its assignee(s), as the case may be, may make payment for the Shares to a bank selected by the Company or its assignee(s), as the case may be. The Company or its assignee(s), as the case may be, shall avail itself of this option by a notice in writing to you stating the name and address of the bank, date of closing, and waiving the closing at the Company’s office or such other place as the Company may determine from time to time.

The Repurchase Option shall terminate upon the earliest to occur of:

(i)	the Company or its assignee(s), as the case may be, does not elect to exercise the Repurchase Option conferred above by giving the requisite notice within twelve (12) months following the termination;
(ii)	the first sale of Shares to the general public pursuant to a registration statement filed with and declared effective by the applicable governmental entity pursuant to which the Shares are publicly traded on a stock exchange; and
(iii)	a Change in Control.
8.	Company’s Right of First Refusal
(a)	Before the Shares acquired upon settlement of the RSUs may be sold or otherwise transferred by you or any transferee (such person sometimes referred to herein as the “Holder”), the Company and/or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section 7 (the “Right of First Refusal”).
(b)	The Holder of the Shares shall deliver to the Company a written notice (the “Notice”) stating:
(i)	the Holder’s bona fide intention to sell or otherwise transfer such Shares,
(ii)	the name of each proposed purchaser or other transferee (“Proposed Transferee”) and, upon the Company’s reasonable request, the name of such proposed transferee’s ultimate beneficial holder,
(iii)	the number of Shares to be transferred to each Proposed Transferee,
(iv)	the bona fide cash price or other consideration for which the Holder proposes to transfer the Shares (the “Offered Price”),

(v)	the Holder’s representation that the information set forth in the Notice is true and accurate, and
(vi)	such other representations and agreements as the Administrator shall deem appropriate,

and the Notice shall constitute the offer by the Holder of the Shares at the Offered Price to the Company and/or its assignee(s).

(c)	In the event any of the information set forth in the Notice is found at any time by the Company to be inaccurate or untrue,
(i)	the Company shall not be required to give effect to such transfer of the Shares or treat as owner of any Shares or to accord the right to vote or pay dividends to any transferee to whom Shares shall be or shall have been transferred;
(ii)	the Company shall have the right to reverse the transfer of the Shares on its register of members or other relevant books and records and prohibit further transfer of the Shares by any transferee;
(iii)	the Company shall have the right to exercise its right of first refusal at anytime; and
(iv)	you shall indemnify the Company for any and all claims, damages, liabilities, costs and expenses suffered by the Company in connection with the proposed transfer of Shares.
(d)	At any time within sixty (60) days from the date of receipt by the Company of the Notice, the Company and/or its assignee(s) may, by giving notice to the Holder (the “Purchase Notice”), elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with Section 7(e) below.
(e)	The purchase price (“Purchase Price”) for the Shares purchased by the Company or its assignee(s) under this Section shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Administrator in good faith.
(f)	Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash, by check, by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within thirty (30) days of the date of the Purchase Notice or in the manner and at the times set forth in the Notice.

(g)	If all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section within thirty (30) of the date of the Purchase Notice, then the Holder may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price; provided, that such sale or other transfer is consummated within (i) forty-five (45) days of the date of the Purchase Notice, or (ii) if no Purchase Notice is delivered by the Company to the Holder, seventy-five (75) days after the date the Company receives the Notice, that any such sale or other transfer is effected in accordance with any applicable securities laws and that the Proposed Transferee agrees in writing that the provisions of this Section shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.
(h)	Anything to the contrary contained in this Section notwithstanding, the transfer of any or all of the Shares during your lifetime or on your death by will or intestacy to a Family Member shall be exempt from the provisions of this Section 7. In such case, the transferee or other recipient shall receive and hold the Shares so transferred subject to the provisions of this Section 7, and there shall be no further transfer of such Shares except in accordance with the terms of this Section 7.
(i)	The Right of First Refusal shall terminate as to any Shares upon:
(i)	the first sale of Shares to the general public pursuant to a prospectus that is approved, or a registration statement filed with and declared effective, by the applicable governmental entity or securities exchange pursuant to which the Shares are publicly traded on a securities exchange or an automated quotation system, or
(ii)	the occurrence of a Change in Control.
9.	Legends/Stop Transfer
(a)	You hereby understand and agree that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by Applicable Laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR ANY OTHER JURISDICTION. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE U.S. SECURITIES ACT, APPLICABLE STATE SECURITIES LAWS AND APPLICABLE LAWS OF OTHER JURISDICTIONS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER, RIGHT OF REPURCHASE AND RIGHT OF FIRST REFUSAL AS SET FORTH IN THE BIT MINING LIMITED 2021 SHARE INCENTIVE PLAN, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

(b)	In order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any.
10.	Refusal to Transfer

The Company shall not be required to treat as owner of any Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom Shares shall have been transferred in violation of this Award Agreement. The Company shall also not be required to issue or transfer any Shares to the extent it believes such issuance or transfer would violate any Applicable Law.

11.	Limit on Transfers

(a)            RSUs may not be offered, sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except as:

(i)	permitted in Section 11(b) below; or
(ii)	designated by you by will or by the laws of descent and distribution.

(b)           Notwithstanding the foregoing, the Administrator may in its sole discretion, permit the RSUs to be transferred:

(i)	for no consideration to or for the benefit of your Family Members, or
(ii)	pursuant to domestic relations order in the settlement of marital property rights, subject to such limits as the Administrator may establish, and the transferee(s) shall remain subject to all terms and conditions applicable to this Award Agreement.
12.	No Guarantee of Continued Service

YOU SPECIFICALLY ACKNOWLEDGE AND AGREE THAT THE VESTING OF RSUs PURSUANT TO THE VESTING SCHEDULE IN THE NOTICE OF GRANT IS EARNED ONLY BY YOUR EMPLOYMENT (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER). YOU FURTHER ACKNOWLEDGE AND AGREE THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND THE VESTING SCHEDULE SET FORTH IN THE NOTICE OF GRANT DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF YOUR CONTINUED EMPLOYMENT FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH YOUR RIGHT OR THE RIGHT OF THE COMPANY OR ANY OTHER GROUP MEMBER TO TERMINATE YOUR EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

13.	Tax Consequences

YOU UNDERSTAND THAT THE GRANT, VESTING AND THE RECEIPT OF THE RSUs AND THE SHARES UNDERLYING THE RSUs GRANTED HEREUNDER, AND THE SALE OR TRANSFER OF SHARES OBTAINED THROUGH THE VESTING OF THE RSUs GRANTED HEREUNDER, MAY HAVE TAX IMPLICATIONS THAT COULD RESULT IN ADVERSE TAX CONSEQUENCES TO YOU. YOU REPRESENT THAT YOU HAVE CONSULTED WITH, OR WILL CONSULT WITH, YOUR TAX ADVISOR AND YOU FURTHER ACKNOWLEDGE THAT YOU ARE NOT RELYING ON THE COMPANY FOR ANY TAX, FINANCIAL OR LEGAL ADVICE.

14.	Notices

Notices required hereunder shall be given in person or by registered mail, courier, facsimile or e-mail to your address or facsimile number shown on the records of the Company (or where the notice is given by e-mail by sending it to the e-mail address provided you), and to the Company’s address set forth below or such other address provided by the Company to you:

BIT Mining Limited

Units 813 & 815, Level 8, Core F

Cyberport 3, 100 Cyberport Road

Hong Kong

15.	Heirs and Successors

This Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. Any benefits payable to you under this Award Agreement that are not paid at the time of your death shall be paid to the beneficiary or beneficiaries as you may designated in writing filed with the Administrator in such form and at such time as the Administrator shall require. If you fail to designate a beneficiary, or if your designated beneficiary dies before you or before complete payment of the amounts distributable under this Award Agreement, the Administrator shall, in its discretion, direct that amounts to be paid under this Award Agreement be paid to:

(i)	one or more of your relatives by blood, adoption or marriage and in such proportion as the Administrator decides, or
(ii)	the legal representative or representatives of the estate of the last to die of you and your beneficiary.
16.	Amendment

This Award Agreement may be amended by the Company at any time by written notice to you of such amendment, except that where any amendment shall be adverse to your interest (as determined by the Administrator), this Award Agreement may only be amended by written agreement signed by the Company and you.

17.	Compliance with Laws

The granting and vesting of the RSUs under this Award Agreement and the issuance and delivery of the Shares and the payment of money under this Award Agreement are subject to compliance with all Applicable Laws, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Award Agreement shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Laws. To the extent permitted by Applicable Law, this Award Agreement and the RSUs granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such legal requirements.

18.	Governing Law

This Award Agreement shall be governed by the laws of the Cayman Islands.

19.	Arbitration

(a)            Any and all disputes, controversies or claims arising out of, relating to or in connection with the Plan and this Award Agreement, including, without limitation, any dispute regarding its existence, arbitrability, validity or termination, or the performance or breach thereof, shall be referred to and finally resolved by arbitration under the applicable rules specified in this Section 19.

(b)           The arbitration will be conducted according to the following rules depending upon your location of employment or, if following termination, your last location of employment:

(i)	If you are employed in the United States, the rules of the American Arbitration Association governing commercial arbitration in effect at the time of the arbitration;
(ii)	If you are employed in the United Kingdom, the London Court of International Arbitration Rules (LCIA Rules) which Rules are deemed to be incorporated by reference into this Section 19; or
(iii)	If you are employed in Hong Kong, Taiwan, India or the People’s Republic of China (the “PRC”) or other jurisdictions (except for the United States and United Kingdom), the Hong Kong International Arbitration Centre Administered Arbitration Rules (HKIAC Rules) in force when the Notice of Arbitration is submitted in accordance with the HKIAC Rules shall apply.

(c)            The number of arbitrators shall be one (1). The arbitration shall be held in the city in which you are employed if you are employed in the United States or the United Kingdom, unless you are employed in Hong Kong, the PRC or other jurisdictions, in which case, the place of arbitration shall be Hong Kong.

(d)	The language to be used in the arbitral proceedings shall be English.
(e)	The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the Cayman Islands without giving effect to the principles of conflicts of law, and will be without power to apply any different substantive law. The parties waive, to the fullest extent permitted by law, any rights to appeal, or to review of, any arbitrator’s award by any court. YOU AND THE COMPANY EACH IRREVOCABLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION TO ENFORCE AN ARBITRATOR’S DECISION OR AWARD PURSUANT TO THIS SECTION 19.

You and the Company agree to maintain confidentiality as to all aspects of the arbitration, except as may be required by applicable law, regulations or court order, or to maintain or satisfy any suitability requirements for any license by any state, federal or other regulatory authority or body, including, without limitation, professional societies and organizations; provided, that nothing herein shall prevent you or the Company from disclosing information regarding the arbitration for purposes of enforcing the award. You and the Company further agree to obtain the arbitrator’s agreement to preserve the confidentiality of the arbitration.

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